Exhibit 99.1

K2M Group Holdings, Inc. Reports Third Quarter Revenue Growth of 20% and Financial Results;
Complex Spine Growth of 29% Year-over-Year

Leesburg, VA, October 29, 2014 - K2M Group Holdings, Inc. (NASDAQ:KTWO) today reported financial results for the three months ended September 30, 2014.

Third Quarter Highlights:

•	Total revenue of $47.6 million, up 19.7% year-over-year

•	Domestic revenue of $34.4 million, up 25.1% year-over-year

•	Domestic Complex Spine revenue of $14.6 million, up 28.7% year-over-year

•	International revenue of $13.2 million, up 7.8% year-over-year

•	510(k) clearance from the U.S. Food and Drug Administration (FDA) and CE Mark for MESA Hooks

•	Launch of the EVEREST® Minimally Invasive Spinal System at the Society for Minimally Invasive Spinal Surgery (SMISS) Global Forum 2014

“We achieved 20% revenue growth during the third quarter of 2014, fueled by strong performance in the United States overall and more specifically within the Complex Spine procedure category,” said President and Chief Executive Officer, Eric Major. “Our Complex Spine business during the third quarter continued its trend of increased market penetration and expansion. These results highlight our ability to increase our share of the $2.6 billion global complex spine and minimally invasive surgery markets and to drive shareholder value creation going forward.”

Third Quarter Financial Results

Revenue for the three months ended September 30, 2014 increased $7.8 million, or 19.7%, to $47.6 million, compared to $39.8 million in the same period of the prior year. The increase was largely attributable to $7.0 million in greater sales volume in the United States due to continued expansion of our customer base and a $0.6 million increase in sales in our international distributor markets, primarily Australia and the Netherlands. Foreign currency fluctuations added $0.2 million in revenue in the third quarter of fiscal 2014.

Geographically, revenue in the United States increased $6.9 million, or 25.1% year-over-year, to $34.4 million, and our international revenue increased $0.9 million, or 7.8% year-over-year, to $13.2 million. Third quarter 2014 international revenue increased 6.1% year-over-year on a constant-currency basis.

	Three Months Ended September 30,		Increase
	2013	2014	$ Change	% Change	% Change
($ in thousands)				(as reported)	(constant currency)
United States	$27,491	$34,385	$6,894	25.1%	25.1%
International	12,285	13,239	954	7.8%	6.1%
Total Revenue:	$39,776	$47,624	$7,848	19.7%	19.2%

By procedure category, U.S. revenue in our Complex Spine, Minimally Invasive Surgery (MIS) and degenerative categories represented 42.4%, 15.3% and 42.3% of U.S. revenue, respectively, for the three months ended September 30, 2014.

The following table represents domestic revenue by procedure category.  The Complex Spine category presented below includes complex spine procedures performed through minimally invasive technologies and techniques of $1.7 million and $1.4 million for the three months ended September 30, 2014 and 2013, respectively, representing 27.7% growth.

	Three Months Ended September 30,		Increase
	2013	2014	$ Change	% Change
($ in thousands)
Complex Spine	$11,330	$14,585	$3,255	28.7%
Minimally Invasive	4,946	5,258	312	6.3%
Degenerative	11,215	14,542	3,327	29.7%
U.S Revenue:	$27,491	$34,385	$6,894	25.1%

Gross profit for the third quarter of 2014 increased 12.5% to $31.5 million, compared to $28.0 million for the same period last year, representing a gross margin was 66.1%. Included in gross profit is amortization expense on investments in surgical instruments and the medical device excise tax. Amortization expense increased $0.9 million, or 63.7%, to $2.3 million for the three months ended September 30, 2014, reflecting increased instrument purchases to support our revenue growth throughout the year. The medical device excise tax in the United States was approximately $0.5 million for the three months ended September 30, 2014 and 2013.

Operating expenses for the third quarter of 2014 increased $6.8 million, or 18.2%, to $44.4 million, compared to $37.6 million for the same period last year. The increase in operating expenses was driven primarily by the expansion of the sales team. This investment has driven an increase in sales commissions as a result of increased sales volumes and increased employee compensation costs due to incremental direct sales employees compared to the same period last year.

Loss from operations for the third quarter of 2014 was $12.9 million, compared to $9.6 million for the third quarter of 2013. Included in loss from operations is intangible amortization of $5.0 million and $7.5 million for the third quarter of 2014 and 2013, respectively. Net loss attributable to common stockholders for the third quarter of 2014 was $(16.1) million, or $(0.43) per diluted share, compared to $(6.3) million, or $(0.28) per diluted share, for the third quarter of 2013. Net loss attributable to common stockholders included the impact of primarily non-realized foreign currency transaction losses of $(3.1) million, or $(0.08) per diluted share, compared to primarily non-realized foreign currency transaction gain of $2.1 million, or $0.10 per diluted share, in the third quarter of fiscal 2013. Foreign currency translation gain/loss impacted our results due to changes in the average exchange rates of the U.S. Dollar, Pound Sterling and Euro applied to intercompany transactions in both periods.

As of September 30, 2014, cash and cash equivalents were $23.2 million compared to $7.4 million as of December 31, 2013. Working capital was $82.0 million compared to $32.5 million as of December 31, 2013. As of September 30, 2014, we had no outstanding indebtedness and borrowing capacity of $28.3 million

2014 Outlook

The Company raised its full year 2014 revenue guidance to be between $184.5 million to $186 million, representing an increase of 17% to 18% year-over-year. The Company continues to expect full year 2014 Adjusted EBITDA will be in the range of $(11.0) million to $(9.0) million.

New Product Approvals, Introductions and Launches

The K2M Complex Spine product offering continues to grow with the issuance of a 510(k) clearance from the FDA to market the MESA Hooks, the latest implant addition to the MESA® Deformity Spinal System. K2M also received the CE Mark for MESA Hooks, which allows the Company to expand the global presence of this complex spine line extension. The MESA Hook extension to the existing MESA Deformity Spinal System provides a unique low-profile zero torque option to this versatile system.

K2M also continued the expansion of its minimally invasive technologies with the launch of EVEREST® Minimally Invasive Spinal System at the Society for Minimally Invasive Spinal Surgery (SMISS) Global Forum 2014 in Miami, Fla. EVEREST Minimally Invasive is a cannulated top-loading polyaxial pedicle screw system featuring the flexible polymer SERENGETI® Minimally Invasive Retractor System.

Conference Call

Management will host a conference call for analysts and investors today beginning at 5:00 p.m. ET. Individuals interested in listening to the conference call may dial 877-397-0272 for domestic callers or 719-325-4801 for international callers and provide access code 3066169, or access the webcast on the “Investors Relations” section of the Company’s Web site at: http://investors.k2m.com. The webcast will be available on the Company’s Web site for 14 days following the completion of the call.

About K2M Group Holdings, Inc.

K2M Group Holdings, Inc. is a global medical device company focused on designing, developing and commercializing innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most difficult and challenging spinal pathologies. K2M has leveraged these core competencies to bring to market an increasing number of products for patients suffering from degenerative spinal conditions. These technologies and techniques, in combination with a robust product pipeline, enable the company to favorably compete in the global spinal surgery market.

Forward-Looking Statements

This press release contains forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability; our ability to successfully demonstrate the merits of our technologies; pricing pressure from our competitors, hospitals and changes in third-party coverage and reimbursement; competition and our ability to develop and commercialize new products; aggregation of hospital purchasing from collaboration and consolidation; hospitals and other healthcare providers may be unable to obtain adequate coverage and reimbursement for procedures performed using our products; the safety and efficacy of our products is not yet supported by long-term clinical data; our dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors; the proliferation of physician-owned distributorships; concentration of sales from a limited number of spinal systems or products that incorporate these technologies; loss of the services of key members of our senior management, consultants or personnel; ability to enhance our product offerings through our research and development efforts; failure to properly manage our anticipated growth; acquisitions of or investments in new or complementary businesses, products or technologies; ability to train surgeons on the safe and appropriate use of our products; requirements to maintain high levels of inventory; impairment of our goodwill or intangible assets; disruptions in our information technology systems; any disruption in operations at our headquarters facility or an ability to ship a sufficient number of our products to meet demand; ability to strengthen our brand; fluctuations in insurance cost and availability; extensive governmental regulation; failure to obtain or maintain regulatory approvals and clearances; requirements for new 510(k) clearances, premarket approvals or new or amended CE Certificates of Conformity; medical device reporting regulations, voluntary corrective actions or agency enforcement actions; a recall of our products or the discovery of serious safety issues with our products; possible enforcement action if we engage in improper marketing or promotion of our products; the misuse or off-label use of our products; delays or failures in any future clinical trials; the results of clinical trials; procurement and use of allograft bone tissue; environmental laws and regulations; compliance by us or our sales representatives with fraud and abuse laws; U.S. legislative or regulatory healthcare reforms; medical device tax provisions in the healthcare reform laws; our need to generate significant sales to become profitable; potential fluctuations in sales volumes and our results of operations may fluctuate over the course of the year; uncertainty in our future capital needs; continuing worldwide economic instability; our inability to protect our intellectual property rights; our reliance on patent rights that we either license from others or have obtained through assignments; our patent litigation; the outcome of potential claims that we, our employees, our independent sales agencies or our distributors have wrongfully used or disclosed alleged trade secrets or are in breach of non-competition or non-solicitation agreements with our competitors; potential product liability lawsuits; operating risks relating to our international operations; our ability to comply with the Foreign Corrupt Practices Act and similar laws associated with our activities outside the United States; control by and possible conflicts of interest with our controlling shareholder; increased costs and additional regulations and requirements as a result of becoming a public company; our ability to implement and maintain effective internal control over financial reporting in the future; the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our prospectus dated May 7, 2014, filed with the SEC pursuant to Rule 424(b) of the Securities Act on May 9, 2014 as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.

We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward looking statements and you should not place undue reliance on our forward-looking statements.

Investor Contact:

Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	December 31,	September 30,
	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$7,419	$23,185
Accounts receivable, net	32,824	32,920
Inventory, net	39,223	53,624
Deferred income taxes	8,824	3,301
Prepaid expenses and other current assets	3,984	5,976
Total current assets	92,274	119,006
Property and equipment, net	2,978	3,279
Goodwill and intangible assets, net	186,270	166,156
Other assets, net	15,414	21,597
Total assets	$296,936	$310,038
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank line of credit	$23,500	$—
Accounts payable	17,069	15,465
Accrued expenses	8,760	9,495
Accrued payroll liabilities	10,396	12,058
Total current liabilities	59,725	37,018
Notes to stockholders	19,650	—
Deferred income taxes	14,084	8,561
Other liabilities	211	123
Total liabilities	93,670	45,702
Commitments and contingencies:
Series A redeemable convertible preferred stock	56,667	—
Series B redeemable convertible preferred stock	52,414	—
Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 and 750,000,000 shares authorized at December 31, 2013 and September 30, 2014, respectively. 22,421,509 and 37,138,499 shares issued and outstanding at December 31, 2013 and September 30, 2014, respectively.	22	37
Additional paid-in capital	165,651	382,977
Accumulated other comprehensive loss	(920)	460
Accumulated deficit	(70,568)	(119,138)
Total stockholders’ equity	94,185	264,336
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$296,936	$310,038

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
Revenue	$39,776	$47,624	$114,975	$137,363
Cost of revenue	11,782	16,135	34,892	46,583
Gross profit	27,994	31,489	80,083	90,780
Operating expenses:
Research, development and engineering	3,048	4,872	9,327	11,854
Sales and marketing	19,566	25,016	58,840	71,185
General and administrative	14,939	14,507	44,170	47,158
Total operating expenses	37,553	44,395	112,337	130,197
Loss from operations	(9,559)	(12,906)	(32,254)	(39,417)
Other income (expense):
Foreign currency transaction gain (loss)	2,134	(3,081)	724	(2,131)
Discount on prepayment of notes to stockholders	—	—	—	(4,825)
Interest expense	(721)	(116)	(1,878)	(2,115)
Total other income (expense), net	1,413	(3,197)	(1,154)	(9,071)
Loss before income tax (benefit) expense	(8,146)	(16,103)	(33,408)	(48,488)
Income tax (benefit) expense	(1,968)	37	(7,467)	82
Net loss	(6,178)	(16,140)	(25,941)	(48,570)
Accretion and adjustment of preferred stock to fair value	(129)	—	(13,814)	6,879
Net loss attributable to stockholders	$(6,307)	$(16,140)	$(39,755)	$(41,691)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.28)	$(0.43)	$(1.79)	$(1.39)
Weighted average shares outstanding:
Basic and diluted	22,289,216	37,127,155	22,195,935	30,084,010

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Nine Months Ended September 30,
	2013	2014
Operating activities
Net loss	$(25,941)	$(48,570)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,248	27,339
Provision for allowance for doubtful accounts	71	351
Provision for inventory reserve	1,034	1,368
Stock-based compensation	1,737	3,830
Amortization of issuance and discount costs included in interest expense	61	4,928
Deferred income taxes	(7,565)	—
Changes in operating assets and liabilities:
Accounts receivable	(4,065)	(283)
Inventory	(11,534)	(17,190)
Prepaid expenses and other assets	(138)	(4,472)
Accounts payable, accrued expenses, and accrued payroll liabilities	7,106	4,175
Net cash used in operating activities	(11,986)	(28,524)
Investing activities
Purchase of surgical instruments	(7,889)	(9,111)
Purchase of property and equipment	(753)	(1,507)
Purchase of intangible assets	(166)	(20)
Net cash used in investing activities	(8,808)	(10,638)
Financing activities
Proceeds from issuances of common stock, net of issuance costs	1,445	121,898
Proceeds from issuance of Series B redeemable convertible preferred stock, net of issuance costs	11,574	—
Proceeds from issuance of notes to stockholders	9,866	14,634
Prepayment of notes to stockholders	—	(39,212)
Borrowings on bank line of credit	1,500	—
Payments on bank line of credit	—	(23,500)
Payment of dividends on Series A and Series B redeemable convertible preferred stock	—	(18,547)
Proceeds from the exercise of options, net of payments to satisfy minimum tax withholdings	(685)	(279)
Net cash provided by financing activities	23,700	54,994
Effect of exchange rate changes on cash and cash equivalents	11	(66)
Net increase in cash and cash equivalents	2,917	15,766
Cash and cash equivalents at beginning of period	7,011	7,419
Cash and cash equivalents at end of period	$9,928	$23,185
Significant noncash financing activities
Accretion of Series A redeemable convertible preferred stock	$3,856	$1,195
Accretion of Series B redeemable convertible preferred stock	$—	$(15)
Adjustment of preferred stock to fair value	$9,958	$(8,059)
Deferred public offering costs	$—	$720
Cash paid for:
Income taxes	$92	$36
Interest	$1,217	$1,736

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(Unaudited)
(In Thousands)

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted EBITDA and pro forma net loss per share.

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

Constant currency information compares results between periods as if exchange rates had remained constant period-to-period. In this release, the Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates.

Adjusted EBITDA represents net income (loss) plus interest expense, discount on prepayment of notes to stockholders, income tax expense (benefit), depreciation and amortization, stock-based compensation expense and foreign currency transaction loss (gain). Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measures derived in accordance with GAAP and it should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA supplementally. Our definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table presents a reconciliation of net loss to Adjusted EBITDA for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
Net loss:	$(6,178)	$(16,140)	$(25,941)	$(48,570)
Interest expense	721	116	1,878	2,115
Discount on payment of notes to stockholders	—	—	—	4,825
Income tax (benefit) expense	(1,968)	37	(7,467)	82
Depreciation and amortization	9,319	7,735	27,248	27,339
Stock-based compensation expense	576	2,072	1,737	3,830
Foreign currency transaction (gain) loss	(2,134)	3,081	(724)	2,131
Adjusted EBITDA	$336	$(3,099)	$(3,269)	$(8,248)

Pro forma net loss per share gives pro forma effect to the issuance of shares in the Company’s initial public offering ("IPO")
and the reversal of the (1) accretion or write-up of preferred stock, (2) discount on the prepayment of notes to stockholders and
(3) interest expense on notes to stockholders and line of credit, in each case as if our IPO had occurred on the first day of the period. In connection with our IPO, our preferred stock converted into common stock and we used a portion of the IPO proceeds to pay accrued dividends on our preferred stock and to repay our stockholder notes and borrowings under our revolving line of credit.

The following table presents a reconciliation of GAAP net loss per share to pro forma net loss per share:

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP Net Loss Per Share to Pro Forma Net Loss Per Share
(Unaudited)
(In Thousands, Except Per Share Data)

Nine Months Ended September 30,
Numerator	2014
Net loss attributable to common stockholders, as reported	$(41,691)
Reversal of accretion or write-up of preferred stock	(6,879)
Reversal of discount on prepayment of notes to stockholders	4,825
Reversal of interest expense on notes to stockholders and line of credit	1,526
Pro forma net loss	$(42,219)

Denominator
GAAP weighted average shares outstanding, as reported	30,084
Series A and B Preferred included in GAAP weighted average shares	(2,697)
IPO Shares included in GAAP weighted average shares	(4,267)
Series A and B preferred converted at the beginning of the period	5,577
IPO Shares issued at the beginning of the period	8,825
Weighted average shares used in computing pro forma net loss per share	37,522
Pro forma net loss per share - basic and diluted	$(1.12)